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                                 THIRD AMENDMENT
                                       TO
                                RIGHTS AGREEMENT
                                 OCTOBER 2, 2001

     Third Amendment to the Rights Agreement (the "Agreement"), dated as of May 25, 2000, between Ballantyne of Omaha, Inc. (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey Limited Liability Company, (now known as Mellon Investor Services LLC) (the "Rights Agent"), as amended by the First Amendment dated April 30, 2001, and the Second Amendment dated July 25, 2001.

     Capitalized terms used in this Third Amendment and not defined herein are as defined in the Agreement.

     WHEREAS, pursuant to Section 27 of the Agreement, for so long as the Rights are redeemable, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Agreement in any respect without the approval of any holders of Rights;

     WHEREAS, as of the date hereof the Rights are redeemable;

     WHEREAS, on October 2, 2001, the Board of Directors of the Company duly approved amendment of the Agreement with respect to matters contemplated in this Third Amendment;

     NOW, THEREFORE, pursuant to the provisions of Section 27 of the Agreement, the Company and the Rights Agent hereby agree as follows:

     1. The Company and the Rights Agent hereby amend the second paragraph of Section 1(k) of the Agreement, so that effective October 2, 2001, such paragraph, as amended, shall read in its entirety as follows:

     A Grandfathered Person shall be BalCo Holdings, L.L.C. ("BalCo"), and solely with respect to the Common Stock beneficially owned by BalCo, any creditor of BalCo who is a bona fide pledgee of such Common Stock as of the date of acquisition thereof by BalCo, and any Permitted Transferee (as defined below), provided, however, that a Grandfathered Person shall cease to be a Grandfathered Person at the time that (i) all or any part of its interest in the Common Stock becomes reportable on a Schedule 13D under the Securities Exchange Act of 1934, as amended (or any comparable or successor report) as part of a "group" (as such term is defined or used under Rule 13d-5(b) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) which beneficially owns, directly or indirectly, 15% or more of the then outstanding Common Stock and includes one or more persons (including any Affiliate or Associate thereof) who (A) are not Grandfathered Persons and (B) individually own, directly or indirectly, in excess of 2%, or in the aggregate own in excess of 3%, of the then outstanding Common Stock; or (ii) in the case of BalCo, the aggregate number of shares of Common Stock BalCo transfers after October 2, 2001, and its beneficial ownership after such transfers aggregate,

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or in the case of all Grandfathered Persons the Grandfathered Persons in the
aggregate beneficially own, more than 32% of the then outstanding Common Stock, unless such ownership threshold is exceeded as a result of the acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Grandfathered Persons in the aggregate to more than 32% of the shares of Common Stock then outstanding; provided, however, that if the Grandfathered Persons in the aggregate shall become the Beneficial Owners of more than 32% of the shares of Common Stock then outstanding by reason of such share acquisitions by the Company and shall thereafter in the aggregate become the Beneficial Owners of any additional shares of Common Stock, then each such Grandfathered Person shall cease to be a Grandfathered Person, unless upon becoming in the aggregate the Beneficial Owners of such additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), the Grandfathered Persons in the aggregate do not beneficially own more than 32% of the shares of Common Stock then outstanding or (iii) a Grandfathered Person becomes the beneficial owner of less than 15% of the Common Stock then outstanding. A Permitted Transferee shall mean any Person who acquires Common Stock directly or indirectly from BalCo if such Common Stock was beneficially owned by BalCo as of October 3, 2001, and after giving effect to such acquisition such Person is the Beneficial Owner of 15% or more but not more than 32% of the shares of Common Stock outstanding at the time of transfer; provided, that prior to such transfer, BalCo has provided the Board of Directors with written notification of the name(s) and address(es) of the proposed transferee(s) and within 14 days from the date of such written notification, the Company has not provided BalCo with written notification that the Board of Directors of the Company has determined, in good faith, that (i) such transferee is objectionable, together with the reasons therefor, or (ii) such Person is engaged in a business that competes with the business of the Company or any of its subsidiaries.

     2. Except as otherwise expressly provided herein, all provisions of the Agreement, as heretofore amended, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the 2nd day of October, 2001.

                                     BALLANTYNE OF OMAHA, INC.


                             By: /s/ John Wilmers
                                 ----------------------------------------
                                 Name:  John Wilmers
                                 Title: President and Chief Executive Officer

                                 MELLON INVESTOR SERVICES LLC
                                 (formerly CHASEMELLON SHAREHOLDER
                                 SERVICES, L.L.C.), a New Jersey Limited
                                 Liability Company

                             By: /s/ Georg Drake
                                 ----------------------------------------
                                 Name:  Georg Drake
                                 Title: Assistant Vice President

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